MAYER, BROWN, ROWE & MAW

190 SOUTH LA SALLE STREET

CHICAGO, ILLINOIS 60603-3441

MAIN TELEPHONE (312) 782-0600 MAIN FAX (312) 701-7711

June 27, 2003

To the Persons Listed on
Schedule I attached hereto

Re:	Volkswagen Auto Loan Enhanced Trust 2003-1 Federal Tax Opinion

Ladies and Gentlemen:

     We have acted as special counsel to VW Credit, Inc., a Delaware corporation (“VCI”), Volkswagen Public Auto Loan Securitization, LLC, a Delaware limited liability company (the “Seller”), and Volkswagen Auto Loan Enhanced Trust 2003-1, a Delaware statutory trust (the “Issuer”; and together with VCI and the Seller, the “Volkswagen Entities”), in connection with the execution and delivery of the documents listed in Part I below related to the issuance and sale by the Issuer of the Class A Notes.

     The Class A Notes will be issued by the Issuer pursuant to an Indenture (as defined below). The Issuer will also issue Class B Notes which will be retained by the Seller and one equity certificate representing the entire beneficial interest in the Issuer (the “Certificate”) pursuant to a Trust Agreement (as defined below). Under the Trust Agreement, the Seller initially will own the Certificate. The Class A Notes will be sold to one or more underwriters pursuant to an Underwriting Agreement (as defined below).

     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to those terms in Appendix A of the Sale and Servicing Agreement (as defined below).

I.   Documents Reviewed

     In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

A.	the Purchase Agreement, dated as of June 27, 2003 (the “Purchase Agreement”), between VCI, as seller, and the Seller, as purchaser;

B.	the Sale and Servicing Agreement, dated as of June 27, 2003 (the “Sale and Servicing Agreement”), among the Seller, as seller, the Issuer, as purchaser, VCI, as servicer (in such capacity, the “Servicer”), and the Indenture Trustee;

Brussels   Charlotte   Chicago   Cologne   Frankfurt   Houston   London   Los Angeles   Manchester   New York   Palo Alto   Paris   Washington, D.C.
Independent Mexico City Correspondent: Jauregui, Navarrele, Nader y Rojas, SC.

Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We operate in combination with our associated English partnership in the offices listed above.

MAYER, BROWN, ROWE & MAW

   The Persons Listed on Schedule I
   June 27, 2003

C.	the Administration Agreement, dated as of June 27, 2003 (the “Administration Agreement”), among VCI, as administrator, the Issuer and the Indenture Trustee;

D.	the Indenture, dated as of June 27, 2003 (the “Indenture”), between the Issuer and the Indenture Trustee;

E.	the Amended and Restated Trust Agreement, dated as of June 27, 2003 (the “Trust Agreement”), between the Seller, as depositor, and Deutsche Bank Trust Company Delaware, not in its individual capacity but solely as owner trustee (the “Owner Trustee”);

F.	the Underwriting Agreement, dated as of June 18, 2003 (the “Underwriting Agreement”), among VCI, the Seller and the representatives for the several underwriters named therein;

G.	the registration statement on Form S-3 (No. 333-103709) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on March 10, 2003, and Amendment No. 1 to such registration statement filed with the Commission on March 31, 2003 (such registration statement as so amended, not including the exhibits thereto, the “Registration Statement”); and

H.	the prospectus supplement dated June 18, 2003 (the “Prospectus Supplement”) and the base prospectus dated June 14, 2003 (the “Base Prospectus”; and together with the Prospectus Supplement, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Act.

The documents set forth in clauses (A) through (F) above are referred to herein collectively as the “Transaction Documents” and the transactions contemplated by the Transaction Documents and the Prospectus are referred to herein collectively as the “Transaction”.

In rendering the opinions set forth herein, we also have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of such (i) certificates of public officials, (ii) certificates and representations of officers and representatives of the Volkswagen Entities and (iii) other documents and records, and we have made such inquiries of officers and representatives of the Volkswagen Entities, as we have deemed relevant or necessary as the basis for such opinions. We have relied upon, and assumed the accuracy of, all such certificates and representations, documents and records and the representations and warranties made by the Volkswagen Entities in the Transaction Documents, in each case with respect to the factual matters set forth therein. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified or photostatic copies and the legal capacity of all natural persons. In addition, as to the matters covered thereby, we have relied on other legal opinions delivered in connection with the Transaction, each dated as of the date hereof.

MAYER, BROWN, ROWE & MAW

   The Persons Listed on Schedule I
   June 27, 2003

The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

II.   Opinions Rendered

Based upon the foregoing and assuming that the Transaction Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof, it is our opinion that:

A.	The Class A Notes will be treated as debt for U.S. federal income tax purposes.

B.	The Issuer will not be classified for federal income tax purposes as an association or publicly-traded partnership taxable as a corporation.

The scope of these opinions is expressly limited to the issues set forth herein and is limited in all respects to laws and facts existing on the date hereof. We express no opinion with respect to any other taxes or collateral tax consequences with respect to the Receivables, the Class B Notes or the Issuer.

Very truly yours,

/s/ MAYER, BROWN, ROWE & MAW

MAYER, BROWN, ROWE & MAW

Schedule I

VW CREDIT, INC.
3800 Hamlin Road
Auburn Hills, MI 48326

VOLKSWAGEN PUBLIC AUTO LOAN SECURITIZATION, LLC
3800 Hamlin Road
Auburn Hills, MI 48326

VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2003-1
c/o Deutsche Bank Trust Company Delaware
1011 Centre Road, Suite 200
Wilmington, DE 19805

BANC ONE CAPITAL MARKETS, INC.
   as Representative of the Underwriters
1 Bank One Plaza
Chicago, IL 60670

MOODY’S INVESTORS SERVICE, INC.
99 Church Street
New York, NY 10007

STANDARD & POOR’S RATINGS SERVICES
55 Water Street
New York, NY 10041

DEUTSCHE BANK TRUST COMPANY DELAWARE
   Individually and as Owner Trustee
1011 Centre Road, Suite 200
Wilmington, DE 19805

THE BANK OF NEW YORK
   Individually and as Indenture Trustee
101 Barclay Street, Floor 8W
New York, NY 10286